EXHIBIT 5.1

GUZOV OFSINK, LLC
Attorneys-at-Law
600 Madison Avenue, 14th Floor,
New York, NY 10022
Telephone: (212) 371-8008 Telefax: (212) 688-7273
http://www.golawintl.com

August 1, 2008

Board of Directors
SJ Electronics, Inc.

Re:	SJ Electronics, Inc.
Form S-1

Board Members:

We have acted as counsel to SJ Electronics, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), for resale of an aggregate of 13,457,902 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), comprising 5,850,215 shares of Common Stock (the “Outstanding Common Stock”), 4,461,533 shares of Common Stock underlying certain 15% Senior Secured Convertible Notes due 2009 (“Conversion Shares”) and 3,146,154 shares of Common Stock underlying certain warrants (“Warrant Shares” and together with the Outstanding Common Stock and the Conversion Shares the “Shares”).

In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

With respect to our opinion that the Warrant Shares and Conversion Shares will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates duly executed and delivered.

Based upon the foregoing, we are of the opinion that the shares of Outstanding Common Stock have been duly authorized, validly issued and are fully paid and non-assessable and, assuming proper exercise of and payment of the purchase price for the applicable warrants and proper conversion of the 15% Senior Secured Convertible Notes due 2009, the Warrant Shares and Conversion Shares will be duly authorized, validly issued and fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving the forgoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

We express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Shares are proposed to be offered and sold.

Very truly yours,

/s/ Guzov Ofsink, LLC
Guzov Ofsink, LLC